As filed with the Securities and Exchange Commission on October 21, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
CAPITAL SOUTHWEST CORPORATION
 (Exact name of registrant as specified in its charter)

Texas	75-1072796
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas 75230
 (Address of Principal Executive Offices)

CAPITAL SOUTHWEST CORPORATION 2010 RESTRICTED STOCK AWARD PLAN
(Full title of the plan)
___________________
Gary L. Martin
Chairman of the Board and President
Capital Southwest Corporation
12900 Preston Road, Suite 700
Dallas, Texas 75230
(972) 233-8242
(Name, address and telephone number, including area code, of agent for service)
___________________

With copies to:

Gina E. Betts
Locke Lord LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000
___________________

Indicate by check number whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(1)
Common Stock, par value $1.00 per share	47,000 shares(3)	$81.62	$3,836,140	$439.61
___________________

(1)	This registration statement registers 47,000 shares of the registrant's common stock, par value $1.00 per share, for sale under the registrant's 2010 Restricted Stock Award Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common stock of Capital Southwest Corporation as reported on the Nasdaq Stock Market on October 20, 2011.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional common stock as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information required in Part I of this Registration Statement is included in the prospectus for the Capital Southwest Corporation 2010 Restricted Stock Award Plan, which Capital Southwest Corporation (the "Company") has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the "SEC"):

•	Annual Report on Form 10-K for the year ended March 31, 2011.
•	Quarterly Report on Form 10-Q filed on August 5, 2011.
•	The description of our common stock contained in our registration statement on Form 8-A declared effective July 17, 1961.

The Company will not, however, incorporate by reference any document or portions thereof that are not deemed filed with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of its Current Report on Form 8-K unless, and to the extent, specified in such reports.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Officers and Directors.

Chapter 8 of the Texas Business Organizations Code empowers a Texas corporation to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation which can lead to such an action, suit or proceeding because the person is or was a governing person, former governing person, officer, employee, agent, or delegate of the corporation against a judgment and expenses, other than a judgment, which are reasonable and actually incurred by the person in connection with a proceeding if the person acted in good faith and reasonably believed his conduct was in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Texas Business Organizations Code further provides that, except to the extent otherwise permitted therein, a director may not be indemnified in respect of a proceeding in which the person is found liable for willful or intentional misconduct in the performance of the person's duty to the enterprise, breach of the person's duty of loyalty owed to the enterprise, or an act or omission not committed in good faith which constitutes a breach of a duty owed by the person to the enterprise.  Indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

Our Certificate of Formation, as amended, provides that we shall provide indemnification of our present and former directors, officers and employees, and those of our affiliates, Capital Southwest Management Corporation and Capital Southwest Venture Corporation.  Our Certificate of Formation, as amended, provides that we may only provide indemnification to the extent permitted by, or not prohibited by, the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC.

We entered into Indemnification Agreements with all of our directors and officers and may in the future enter into such indemnification agreements with our directors, officers, employees and agents. Such indemnification agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to any such action, suit or proceeding, by reason of such person’s service in such position. Such indemnification agreements do not change the basic legal standards for indemnification set forth in the Texas Business Organizations Code or our Certificate of Formation, as amended.  Such provisions are intended to be in furtherance, and not in limitation of, the general right to the indemnification provided in our Certificate of Formation, as amended.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.  Description

4.1	Specimen of common stock certificate (Incorporated by reference to Exhibit 4.1 to Form 10-K for the fiscal year ended March 31, 2002)
*5.1	Opinion of Locke Lord LLP
*23.1	Consent of Grant Thornton LLP
23.2	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)
______________
* Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Capital Southwest Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of Capital Southwest Corporation's' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Capital Southwest Corporation pursuant to the foregoing provisions, or otherwise, Capital Southwest Corporation has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Capital Southwest Corporation of expenses incurred or paid by a director, officer or controlling person of Capital Southwest Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Capital Southwest Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of October, 2011.

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Gary L. Martin
Gary L. Martin, Chairman of the Board and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary L. Martin, Tracy L. Morris and William M. Ashbaugh, and each of them, with the full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits  and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Gary L. Martin	Chairman of the Board and President	October 21, 2011
Gary L. Martin

By:	/s/ Donald W. Burton	Director	October 21, 2011
Donald W. Burton

By:	/s/ Graeme W. Henderson	Director	October 21, 2011
Graeme W. Henderson

By:	/s/ Samuel B. Ligon	Director	October 21, 2011
Samuel B. Ligon

By:	/s/ John H. Wilson	Director	October 21, 2011
John H. Wilson

By:	/s/ Tracy L. Morris	Chief Financial Officer and Chief	October 21, 2011
	Tracy L. Morris	Accounting Officer

EXHIBIT INDEX
Exhibit
Number
4.1	Specimen of common stock certificate (Incorporated by reference to Exhibit 4.1 to Form 10-K for the fiscal year ended March 31, 2002)
*5.1	Opinion of Locke Lord LLP.
*23.1	Consent of Grant Thornton LLP.
23.2	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).
______________
* Filed herewith.